Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

SKY QUARRY, INC.

March 5, 2026

SKY QUARRY, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as Amended (the “Certificate of Incorporation”).

2. The Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation on the terms of the Certificate of Amendment declaring the Certificate of Incorporation to be advisable and calling a meeting of the stockholders of the Corporation for consideration of the Certificate of Amendment.

3. Article FOUR of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting the following:

4. The Corporation shall be authorized to issue a total of two billion (2,000,000,000) shares of its capital stock, par value one one-hundredth of a cent ($0.0001) per share (the “Common Stock”).

Reverse Stock Split. Upon the filing (the “Effective Time”) of the Certificate of Amendment to this Certificate of Incorporation pursuant to the Section 242 of the DGCL, each eight (8) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to the Certificate of Amendment. No fractional shares shall be issued in connection with the Reverse Stock Split. Instead, registered stockholders who would be entitled to receive fractional shares of New Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio shall have their fractional share rounded up to the nearest whole number of New Common Stock. For those stockholders who hold shares with a brokerage firm, the Corporation will round up fractional shares at the participant level. No cash will be paid in lieu of fractional shares.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

4. This Certificate of Amendment shall become effective at 11:59 p.m., Eastern Time, on March 15, 2026.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the date first written above.

SKY QUARRY, INC.

By:	/s/ Matthew Flemming
Name:	Matthew Flemming
Title:	Executive Chairman

[Signature Page to Certificate of Amendment to Certificate of Incorporation]